KCS Receives Stockholder Approval for TFM Acquisition

Kansas City, MO, March 29, 2005. Kansas City Southern (KCS) (NYSE: KSU) announced that its stockholders, on an affirmative vote of 99% of the shares voted at today’s special meeting, approved the issuance of 18 million shares of common stock, plus the potential issuance of additional shares under certain circumstances, in conjunction with KCS’ acquisition of a controlling interest in TFM, S.A. de C.V. (TFM). With this approval, all of the conditions precedent to the closing covered in the December 15, 2004 Amended and Restated Acquisition Agreement have been satisfied. KCS expects to complete the purchase and take control of TFM on April 1, 2005.

TFM operates the premier railway system in Mexico, connecting Mexico City, three major ports and the industrial heartland of Mexico to KCS’ domestic railways at the Laredo/Nuevo Laredo border. As previously announced, following closing, TFM will be operated as an independent Mexican corporation under control of KCS, a holding company, which also owns: The Kansas City Southern Railway Company (KCSR), The Texas Mexican Railway Company (Tex Mex) and The Gateway Eastern Railway Company.

“We are very pleased that our shareholders, the regulatory bodies in Mexico and the U.S., and our Mexican partner have agreed to placing these railroads under common control,” said Michael R. Haverty, KCS chairman, president and chief executive officer. “With the railroads already physically linked in an end-to-end configuration, common control will enhance competition and give shippers in the NAFTA trade corridor a strong transportation alternative as they make their decisions to move goods between the United States, Mexico and Canada. It will also allow the company to create greater value for shareholders through the operating efficiencies that will come from common ownership and control.”

KCS was founded in 1887 by Arthur E. Stilwell, whose vision was to build a railroad from the U.S. heartland directly south to the Gulf of Mexico and to Mexico to transport commodities from there to markets throughout the world. With the signing of the North American Free Trade Agreement, KCS made a strategic decision to build upon Arthur Stilwell’s 19th century vision, and to become a significant carrier of North American freight through the NAFTA trade corridor.

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KCS is a transportation holding company that has railroad investments in the United States, Mexico and Panama. Its primary domestic holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885, which together serve the central and south central regions of the United States. Headquartered in Kansas City, Mo., KCS has investments in TFM, S.A. de C.V., Mexico’s northeast railway and The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ combined holdings, investments and strategic alliances link the commercial and industrial centers of the United States, Canada and Mexico. For more information, visit www.kcsi.com.

Included in this press release are certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of KCS’ management as well as on assumptions made. Actual results could differ materially from those included in such forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainty. For additional information relating to such risks and uncertainties, readers are urged to review KCS’ filings and submissions with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

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Contacts: Investors

Ronald G. Russ
816-983-1702
ronald.g.russ@kcsr.com.

U.S. Media
C. Doniele Kane
816-983-1372
doniele.c.kane@kcsr.com

Mexico Media
Gabriel Guerra
011-525-55-208-0860

gguerra@gcya.net